     Exhibit 99.1

NEWS RELEASE

Investor Contact:	James M. Griffith Senior Vice President Investor Relations (479) 201-5514

Beverly Sells Nine Eldercare Operations
In Southern California;
Divestitures Now Total 52 Facilities

(FORT SMITH, ARKANSAS, October 31, 2003) — Beverly Enterprises, Inc. (NYSE: BEV) today announced the all-cash sale of nine skilled nursing operations in Southern California. This sale continues Beverly’s execution of its previously announced strategy to divest facilities that account for a disproportionately high share of its patient care liability costs.

The nine facilities — three owned and six leased, containing a total of 1,188 beds — were sold to a local California investor group. JP Morgan acted as exclusive financial advisor to Beverly in this transaction.

The sales price is not being disclosed. Net proceeds will be used primarily to further reduce Beverly’s debt. The transaction is not expected to have a material impact on Beverly’s 2003 fourth-quarter operating results. It is expected to be slightly accretive to earnings in 2004 and increasingly accretive in 2005 and beyond. The nine facilities accounted for 2.7 percent of Beverly’s projected revenue in 2003 and 3.2 percent of its projected patient care liability costs. These facilities are covered — at no additional premium cost — by the incremental patient care liability insurance Beverly purchased in June 2003.

“Projected patient care liability costs for these nine facilities this year increased more than 60 percent over comparable 2002 levels, and the facilities were operating on a break-even basis during 2003. Their share of projected patient care liability costs this year was nearly 20 percent higher than their expected revenue contributions,” said William R. Floyd, Beverly Chairman and Chief Executive Officer. “Since we began to implement this strategy in late 2002, we’ve divested a total of 52 nursing operations — primarily through sales, but also through lease terminations and closures. Collectively, these 52 facilities accounted for 14 percent of projected 2003 revenues, but 31 percent of this year’s projected patient care liability costs. We believe the divestiture strategy will be substantially complete by the fall of 2004 and enable us to reduce projected patient care liability costs by more than 50 percent.”

Floyd added: “Potential purchasers continue to demonstrate a high level of interest in the remaining facilities that we intend to divest. We’ll announce sales of additional groups of facilities as the transactions close.”

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers’ compensation liabilities; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company’s filings with the Securities and Exchange Commission, including Forms 10-K, 10-K/A and 10-Q.

Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 399 skilled nursing facilities, as well as 21 assisted living centers, and 22 home care and hospice centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

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